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                                                                    EXHIBIT 99.1


JUPITER ENTERPRISES ACQUIRES BEIJING BLUE SKY KSPAN STEEL CONSTRUCTION CO., LTD Wednesday, March 12, 2003 06:40 PM ET


BEIJING CHINA, March 12 /PRNewswire-FirstCall/ - Jupiter Enterprises, Inc. (OTCBB: JPTR-news) announced today that due to the Chinese accounting methods utilized to consolidate the MingHe Groups' joint venture projects, a U.S. GAAP standard audit was not achievable. This resulted in the Company focusing on the acquisition of 100% of the stock of Beijing Blue Sky Kspan Steel Construction Co., Ltd. ("BlueSky") whose accounting methods are compatible with U.S. GAAP standard auditing procedures. The Company intends to file a form 8K to provide additional details.

BlueSky is a steel fabrication company that fabricates heavy steel girders for hi-rise construction projects, lightweight steel buildings and bridges, as its core business. In addition, BlueSky builds and leases grain storage warehouses to the PRC's Ministry of Agriculture.

BlueSky was founded in 1996 and currently employs approximately 230 people. In 2002 it achieved approximately 60 million RMB in annual sales and expects to see that number increase to an estimated 100 million RMB for fiscal year 2003. BlueSky currently has over 20 million RMB in contracts under construction.

This press release contains "forward-looking statements" within the meaning of
Section 27A of the 1933 Securities Act and Section 21E of the 1934 Securities Exchange Act. Actual results could differ materially, as the result of such factors as: (1) competition in the markets for the Company's products and services; (2) the ability of the Company to execute its plans; and (3) other factors detailed in the Company's public filings with the SEC. By making these forward-looking statements, the Company can give no assurances that transactions described in this press release will be successfully completed, and undertakes no obligation to update these statements for revisions or changes after the date of this press release.

CORPORATE CONTACT: Jupiter Enterprises, Inc., Geneva - Michael Harrop, (41-22) 900-0000 Facsimile: (41-22) 900-0002 , email: mail@harrop.com

SOURCE Jupiter Enterprises, Inc.

CONTACT: Jupiter Enterprises, Inc., Geneva - Michael Harrop, 41-22-900-0000,
Facsimile: 41-22-900-0002, email: mail@harrop.com